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                                                                   EXHIBIT 10.2

                       PROMISSORY NOTE -- FIXED INTEREST

$300,000.00                                                         May 3, 1996

For value received, the undersigned Ilyas Chaudhary ("Maker"), promises to pay to Saba Petroleum Company ("Holder"), or order, the sum of Three Hundred Thousand Dollars ($300,000.00), together with interest from the date above on the unpaid principal balance due at the rate of prime plus three-quarters of one-percent (0.75%). Interest shall accrue on the principal amount as follows:
(i) on the initial advance of $150,000, commencing on May 3, 1996, and (ii) on the second advance of $150,000, commencing on May 28, 1996. Interest shall be payable quarterly, with the first payment due August 1, 1996. Interest shall be calculated on the basis of a 360 day year and actual days elapsed. On payment of this Note in full, interest accrued to the date of payment shall be payable on the date of payment.

This Note shall be due April 30, 1998, but may be extended by mutual agreement of the Maker and Holder for two additional six (6) month periods for a maximum additional one (1) year term. This Note may be prepaid at any time or from time to time in whole or in part without penalty, premium or permission.

Should default be made in payment of any principal and/or interest, when due, Maker shall be obligated to pay such costs, fees, expenses, including attorney's fees, which may be incurred by Holder, or any such Holder hereof, in connection with any and all enforcement proceedings. In the event of default hereunder, Holder shall have the right to offset against any compensation payable to Maker under Maker's employment contract with Holder, such amounts as are necessary to extinguish this Note as soon as possible after Maker's default. Alternatively, in the event of default, Holder in its sole discretion, may determine to cancel all or a portion of those stock options of Holder's common stock then vested in Maker's name, whose surrender value shall be deemed to equal the difference between the market value of the Holder's common stock at time of cancellation less the Maker's option exercise price of $3.00 per share; an amount shall also be added for accrued interest at time of cancellation. (Example: if market value is $18.00 at time of cancellation, and accrued interest is $30,000, Holder may cancel 22,000 options; 20,000 shares times $15.00 ($18.00 market value, less $3.00 option exercise price) for principal, plus 2,000 shares times $15.00 for accrued interest).

                                    BY: /s/ Ilyas Chaudhary
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